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                                                                     EXHIBIT A-7

                                 CONECTIV SYSTEM
                         INTRASYSTEM MONEY POOL ADVANCES

                                                            Wilmington, Delaware
                                                            --------------------

        FOR VALUE RECEIVED, the undersigned, __________________________________, a __________________ corporation, (the "Company"), hereby unconditionally promises to pay on demand or in any event by _______________ to the order of Support Conectiv, Inc.("Support Conectiv"), in its capacity as Agent of the Conectiv System Intrasystem Money Pool (the "Money Pool") and for the benefit of the Money Pool depositors, at the Office of Support Conectiv located at 800 King Street, Wilmington, Delaware 19899, in lawful money of the United States of America and in immediately available funds, the principal amount of the aggregate unpaid principal amount of all Loans (that are posted on the schedule annexed hereto and made a part hereof) made by the Money Pool to the undersigned pursuant to the financing authorization approved by the U.S. Securities and Exchange Commission.

        The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time from the date hereof at the rate per annum equal to the Money Pool's monthly borrowing rate. This rate is calculated by dividing the Money Pool's net monthly interest expense (interest expense less interest income) by the Money Pool's average net daily borrowing/investment position during the month. In the event that there are no external borrowings or investments, the borrowing rate will be the prior month's Federal Funds rate as published in the Federal Reserve Statistical Release, Publication H.15 (519). Interest shall be payable monthly in arrears and upon payment (including prepayment) in full of the unpaid principal amount hereof. If applicable, a default rate equal to 2% per annum above the pre-default rate on the unpaid principal amount will be assessed if any interest or principal payment becomes past due.

        This Note shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Delaware without regard to conflicts of laws principles, except as preempted by Federal law.

        IN WITNESS WHEREOF ______________________________, pursuant to due authorization, has caused this Note to be executed in its name and on its behalf by its duly authorized officers, all as of the date noted above.


                                       _________________________________________
                                                                         Company

                                       By:______________________________________

                                       Title:___________________________________